EXHIBIT 2.1
AMENDMENT NO. 1 TO
PURCHASE AND SALE AGREEMENT
THIS AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of the 22nd day of May, 2017, by and between WGR Asset Holding Company LLC, a Delaware limited liability company (the “Seller”), and Delaware Basin Midstream, LLC, a Delaware limited liability company (the “Buyer”).
RECITALS
A. The Buyer entered into a Purchase and Sale Agreement, dated as of March 2, 2015 (the “Purchase and Sale Agreement”), by and among the Seller, the Buyer, and for the limited purposes set forth therein, Western Gas Partners, LP and Anadarko Petroleum Corporation, pursuant to which the Buyer acquired the limited liability company interests of Delaware Basin JV Gathering LLC. Capitalized terms used but not defined herein are used as defined in the Purchase and Sale Agreement.
B. The Parties wish to amend the Purchase and Sale Agreement to provide for a new definition of Consideration.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT

1.	Section 1.1. Section 1.1 of the Purchase and Sale Agreement is hereby amended to remove the existing definition of Consideration and replace such definition in full as follows:
“‘Consideration’ means an amount equal to $37.346 million.”

2.	Section 2.2. Section 2.2 of the Purchase and Sale Agreement is hereby amended and restated in its entirety as follows:
“Section 2.2. Consideration. In consideration for the sale of the DBJV Interest, the Seller shall receive the Consideration as follows: The Partnership shall, on or subsequent to May 22, 2017, deliver (or cause to be delivered) to the Seller such Consideration by wire transfer to an account specified by the Seller.”

3.	Schedule 1.1. Schedule 1.1 of the Purchase and Sale Agreement is hereby deleted in its entirety.

4.	Ratification. Except as expressly amended hereby, the Purchase and Sale Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

5.
Governing Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

BUYER:

DELAWARE BASIN MIDSTREAM, LLC

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

SELLER:

WGR ASSET HOLDING COMPANY LLC

By:	/s/ Robert K. Reeves
Name:	Robert K. Reeves
Title:	Executive Vice President

ANADARKO PETROLEUM CORPORATION

By:	/s/ Robert K. Reeves
Name:	Robert K. Reeves
Title:	Executive Vice President, Law and Chief Administrative Officer

WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its general partner

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer